EXHIBIT H

                    PROPOSED FORM OF FEDERAL REGISTER NOTICE


SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-_____)

Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

June __, 1999

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by ______________, 1999 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After _____________, 1999, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.


                                   * * * * * *

BANGOR HYDRO-ELECTRIC COMPANY, ET AL.
------------------------------------

     Bangor Hydro-Electric Company ("BHE"),33 State Street, Bangor, Maine 04401, and its wholly-owned subsidiary, Penobscot Natural Gas Company ("Penobscot Gas"), have filed an application or declaration pursuant to Sections 3(a), 9(a)(2) and 10 of the Act. BHE seeks approval for the acquisition of a 50% membership interest in Bangor Gas Company, L.L.C. ("Bangor Gas"), a Maine limited liability company. BHE and Penobscot Gas also request an order of the Commission under Section 3(a) exempting them and their subsidiary companies as such from all provisions of the Act, except Section 9(a)(2).

     BHE, a Maine corporation, is engaged in the purchase, transmission and distribution of electricity in eastern Maine. BHE is also a holding company by reason of its ownership of 14.188% of the outstanding common stock of Maine Electric Power Company ("MEPCO"), a Maine corporation that owns and operates a 345 kilovolt ("KV") transmission line extending between Wiscasset, Maine and the Maine-New Brunswick international border at Orient, Maine.1 BHE currently claims an exemption as a holding company pursuant to Section 3(a)(2) of the Act pursuant to Rule 2. See File No. 69-206.

     BHE provides electric service to approximately 106,000 customers in a 5,275 square-mile service area in eastern Maine that includes the city of Bangor and surrounding communities. BHE also sells electricity at wholesale to other utilities for resale. The company owns 600 miles of transmission lines and approximately 3600 miles of distribution lines, all in Maine. In addition, BHE has an approximate 7% ownership interest in Maine Yankee Atomic Power Company, which has ceased operations. BHE purchases capacity and energy from other utilities and non-utility power producers under a variety of long-term and short-term power purchase agreements. BHE is subject to the jurisdiction of the Maine Public Service Commission ("MPSC") as to its retail rates and other matters.

     For the year ended December 31, 1998, BHE reported consolidated electric operating revenues of $195,144,007, operating income of $35,135,768, and net income of $11,465,317. At December 31, 1998, BHE and its consolidated subsidiaries had total assets of $605,687,827, of which $251,342,103 consisted of net utility plant. In 1998, BHE sold approximately 1.9 billion kilowatt hours ("KWH") of electricity at retail and wholesale. As of March 17, 1999, BHE had issued and outstanding 7,363,424 shares of common stock, $5 par value, and three series of preferred stock. BHE's common stock is listed on the New York Stock Exchange.

     Through Penobscot Gas, BHE holds a 50% membership interest in Bangor Gas, which was formed in 1997 to construct and operate a gas distribution system in the greater Bangor, Maine area. When it commences operation in late 1999 or early 2000, Bangor Gas will be a "gas utility company" within the meaning of
Section 2(a)(4) of the Act. The remaining 50% membership interest in Bangor Gas is held by a subsidiary of Sempra Energy ("Sempra"), a California corporation and an exempt holding company under Section 3(a)(1) of the Act.2

     Bangor Gas has been granted authority and unconditional certification by the MPSC to construct, own and operate a gas distribution service system in Bangor, Maine and several nearby towns. BHE already provides electric service in this area. The MPSC has also approved a financing plan for the Bangor Gas system. Bangor Gas commenced construction of the new system in the greater Bangor area during the second quarter of 1998. When completed, the system will consist of approximately 25 miles of transmission mains and at least 200 miles of distribution mains. The system will interconnect directly with the Maritimes

--------
1 See Bangor Hydro-Electric Company, et al., Holding Company Act Release No. 16533 (November 24, 1969).
2 Sempra has filed an application pursuant to Sections 9(a)(2) and 10 of the Act requesting authority to acquire its interest in Bangor Gas. See File No. 70-[_____].

& Northeast Pipeline ("MNP"), which is currently under construction with a planned in-service date of November, 1999. Assuming timely completion of the MNP pipeline project, it is expected that Bangor Gas will commence gas service in some locations in time for the 1999-2000 heating season. Bangor Gas estimates that, by the end of the tenth year following commencement of construction, it will serve up to 13,000 residential, commercial, and industrial customers in a 70 square-mile area in Maine having an estimated population of 75,000. As a public utility under Maine law, Bangor Gas will be subject to regulation by the MPUC as to rates, service, securities issuances and other matters.

     The applicants state that the day-to-day operations of Bangor Gas will be under the control of its General Manager, who will be located at Bangor Gas's corporate headquarters in Bangor, Maine. The General Manager will report to the President of Bangor Gas, who will be located in San Diego, California. It is also anticipated that Bangor Gas will be staffed by a combination of current employees of the members of Bangor Gas and their respective affiliates and new hires from the local area in Maine. Sempra Energy Utility Ventures ("SEUV"), a subsidiary of Sempra, is overseeing the development and construction of the Bangor Gas system. On an ongoing basis, BHE and SEUV will together provide Bangor Gas with a variety of administrative, marketing, engineering, finance and other management services. Specifically, it is anticipated that BHE and SEUV will provide services to Bangor Gas in such areas as payroll, tax, insurance, accounting, regulatory support, procurement/materials and quality assurance programs, human resources, data processing, technical and design engineering, training and legal services. In addition, BHE will provide meter installation and reading, information systems and telecommunications, customer call center, and billing support to Bangor Gas.

     As indicated, the applicants also are requesting an exemption under Section 3(a) of the Act. It is stated that, taking into account its 50% interest in Bangor Gas, BHE and its subsidiary companies, as such, will be entitled to an exemption under Section 3(a)(1) and/or Section 3(a)(2) of the Act. With respect to the requirements of Section 3(a)(1), BHE and each of its public utility subsidiaries (i.e., MEPCO and Bangor Gas) will be organized under the laws of Maine and their public utility operations will be confined to Maine. With respect to the requirements of Section 3(a)(2), BHE will remain "predominantly" a public utility company whose operations as such will be confined to Maine. Likewise, it is stated that Penobscot Gas, a Maine corporation, will meet the standards for exemption under Section 3(a)(1) because its only public-utility subsidiary, Bangor Gas, a Maine limited liability company, will derive all of its income from public utility operations in Maine.


                                       3